Contacts:
Alfred T. Rogers, Jr.	Scott J. McKim
Chief Executive Officer	Chief Financial Officer
727.685.2097	727.521.7085

BayFirst Announces Impact of Asset Resolution Plan and Restatement of Prior Period Financial Statements
ST. PETERSBURG, Florida – July 15, 2026 – BayFirst Financial Corp. (NASDAQ: BAFN) (“BayFirst” or “Company”), parent company of BayFirst National Bank (“Bank”) today announced that it has completed and quantified the impact of the asset resolution plan adopted in accordance with the transactions contemplated by the Stock Purchase Agreement dated April 28, 2026. The asset resolution plan includes the identification of specific loans within the Company’s government guaranteed loan portfolio, as well as adjustments to the net amount expected to be collected on over 7,000 unguaranteed SBA 7(a) small balance loans. These adjustments impact loans measured at amortized cost and loans measured at fair value, and amount to $37.0 million.
Furthermore, the Company will book an impairment of $1.5 million on a non-marketable equity investment in a firm who was a partner with the Company’s former SBA 7(a) lending business and will also write down by $1.6 million the unamortized premiums on the Company’s portfolio of purchased fully guaranteed USDA loans which are at risk of default or early prepayment. These items will be included in the Company’s second quarter earnings and financial reports that are scheduled to be released after the close of markets on July 30, 2026.
As a result of such review, the Company will restate its previously issued audited financial statements for the years ended December 31, 2024 and 2025, and for the first quarter ended March 31, 2026. The Company’s management, in consultation with its Audit Committee and its Board of Directors, identified $2.8 million of deferred origination costs and $2.1 million of accrued interest related to loans which had defaulted or were placed into non-accrual status in prior periods, which resulted in a material understatement of provision expense and overstatement of net interest income during the effected periods 2024, 2025 and the first quarter of 2026.
These misstatements have resulted in corrections to the Company’s results of operations for the periods of 2024, 2025, and the first quarter of 2026. Specifically, the previously reported: (i) 2024 net income of $12.6 million will be restated to a net income of $11.4 million; (ii) 2025 net loss of $22.9 million will be restated to a net loss of $24.2 million; and (iii) first quarter 2026 net loss of $5.7 million will be restated to a net loss of $5.9 million. As a result, the Company’s previously filed financial statements and other communication relating to those periods should no longer be relied upon. The Company anticipates it will file amendments to its 2025 Form 10-K and first quarter 2026 Form 10-Q by August 12, 2026.
“We take our obligation to provide accurate and transparent financial reporting seriously,” stated Alfred Rogers, Chief Executive Officer. “Once this understatement of provision expense was identified through our internal review process, we moved quickly to investigate, correct the error, and notify our shareholders and regulators. Despite the correction, the Bank remains well capitalized and well positioned to continue serving our customers and communities.”
About BayFirst Financial Corp.
BayFirst Financial Corp. is a registered bank holding company based in St. Petersburg, Florida which commenced operations on September 1, 2000. Its primary source of income is derived from its wholly owned subsidiary, BayFirst National Bank, a national banking association which commenced business operations on February 12, 1999. The Bank currently operates eleven full-service banking offices throughout the Tampa Bay-Sarasota region and offers a broad range of commercial and consumer banking services to businesses and individuals. As of March 31, 2026, BayFirst Financial Corp. had $1.20 billion in total assets.

Forward-Looking Statements
In addition to the historical information contained herein, this presentation includes "forward-looking statements" within the meaning of such term in the Private Securities Litigation Reform Act of 1995. These statements are subject to many risks and uncertainties, including, but not limited to, the effects of health crises, global military hostilities, weather events, or climate change, including their effects on the economic environment, our customers and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with them; the ability of the Company to implement its strategy and expand its banking operations; changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; risks related to mergers and acquisitions; changes in benchmark interest rates used to price loans and deposits, changes in tax laws, regulations and guidance; enforcement actions initiated by our regulators and their impact on our operations; and other risks detailed from time to time in filings made by the Company with the SEC, including, but not limited to those “Risk Factors” described in our most recent Form 10-K and Form 10-Q. Readers should note that the forward-looking statements included herein are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements.
Note: Transmitted on Globe Newswire on July 15, 2026 at 4:00 p.m. ET.